Exhibit 10.2

July 2026

Valmont Industries, Inc. Executive Officer Severance Plan

1.OVERVIEW
a.Severance Benefits. An Eligible Employee who incurs an Eligible Termination is entitled to severance pay and benefits, in an amount and form, and at such times, and subject to the terms, described in this document.
b.Effective Date.  This Valmont Executive Officer Severance Plan (the “Plan”) is effective as of July 27, 2026.
c.Controlling Document.  This document serves as both the Plan document and the summary description for the Plan.  This Plan replaces and supersedes any other severance policy or severance plan pursuant to which an Eligible Employee might otherwise be entitled to participate.
2.DEFINITIONS
a.Cause shall mean: (i) your indictment, conviction, or plea of guilty or nolo contendere to a felony or to a misdemeanor involving moral turpitude, (ii) your breach of your duties to Valmont which causes material financial loss or disrepute to Valmont, which is not cured within three (3) days following your receipt of written notice from the Company, (iii) your violation of our code of conduct, or policies of the Company, including any written policies related to discrimination, harassment, performance of illegal or unethical activities, ethical misconduct, and conflicts of interest, which violation is not cured within three (3) days following your receipt of written notice from the Company, or (iv) your failure to act at all times in the best interests of Valmont or to carry out the duties of your position as assigned by the Chief Executive Officer or his designee, if any such failure is not cured within three (3) days following your receipt of written notice from the Chief Executive Officer or his designee.
b.	Change in Control shall mean:
(a)	The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”) (excluding any acquisition or holding by (i) the Company or its subsidiaries or (ii) any employee benefit plan of the Company or its subsidiaries) which acquires beneficial ownership of voting securities of the Company (within the meaning of Rule 13d-3 under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;
(b)	Individuals who, as of the date hereof, constitute the Board of Directors (as of the date hereof the "Incumbent Board"), over a period of thirty-six consecutive months, cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
(c)	Consummation of a reorganization, merger or consolidation, or sale or other disposition of substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, the persons who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company resulting from such Business Combination (including a company which, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(d)	Stockholder approval of the complete liquidation or dissolution of the Company.
c.	Committee shall mean: Human Resources Committee of the Board of Directors.
d.Company shall mean: Valmont Industries, Inc., a Delaware corporation, and its Subsidiaries.  A Subsidiary means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more with a total combined voting power of all classes of stock of such corporation, or of the capital interest or profits interests of such partnership.
e.Disability shall mean: the person is eligible to receive income replacement benefits for a period of not less than six months under Valmont’s Long-Term Disability Plan.
f.Eligible Employee shall mean: an active full-time executive employee of the Company who is designated by the Committee to participate in the Plan. The Committee designates the individuals holding the following positions as current Eligible Employees: Chief Executive Officer and the CEO’s direct reports who are executive officers. An Eligible Employee is sometimes referred to as “you” or “your” in this document.
g.Eligible Termination shall mean: (i) your employment is involuntarily terminated without Cause by the Company or (ii) you terminate your employment for Good Reason within twenty-four months following a Change of Control.  The Committee retains the authority to determine whether or not a termination is an Eligible Termination for purposes of the Plan.  Notwithstanding the foregoing, the following terminations will not qualify as an Eligible Termination: (i) your termination for Cause, (ii) your termination due to your Disability, (iii) your death, or (iv) your voluntary termination for any reason, including retirement, except as provided in the first sentence of this Section 2.7.
h.Good Reason shall mean:
(a)	a change by the Company of an Eligible Employee’s principal place of employment of more than 50 miles of the location at which the Eligible Employee must perform his or her duties;
(b)	a material reduction by the Company in an Eligible Employee’s annual base salary; or

(c)	a material diminution of an Eligible Employee’s responsibilities or duties.

In order to terminate for Good Reason, an Eligible Employee must provide 10 days’ prior written notice to the Company, which notice must be given not later than 30 days after the initial occurrence of the event asserted by the Eligible Employee to form the basis for the Good Reason claim.

i.Plan Administrator shall mean: the Committee or its designee.
3.SEVERANCE PAY
a.Process.  If you, as an Eligible Employee, incur an Eligible Termination and you satisfy specified conditions, including compliance with the restrictive covenants in Section 6,  you will be eligible to receive severance pay and benefits.  In order to receive severance pay and benefits, you must sign and not revoke a release agreement as described in Section 4 below (a “Release”).
b.Severance Pay and Benefits.  The amount of severance pay and benefits for which you will be eligible under this Plan upon your Eligible Termination will be as follows:
(a)	Accrued but unpaid salary, annual cash incentive bonus for completed periods, and expenses. You will receive any amount of accrued but unpaid annual base salary, any earned but unpaid cash incentive bonus in respect of completed performance periods, and expenses reimbursable in accordance with the Company’s expense reimbursement policies.
(b)	A portion of your target annual incentive cash bonus for the year of termination. You will receive a portion of the amount of the annual cash bonus you would have received for the fiscal year of the Company when your Eligible Termination occurs based on actual performance or, if the Eligible Termination occurs within 24 months following a Change of Control as if all performance criteria is satisfied at target, and in each case, calculated as the product of (i) your target cash bonus and (ii) a fraction, the numerator of which is the number of days in the Company fiscal year that has elapsed through the date of your Eligible Termination and the denominator of which is 365. If the Eligible Termination occurs outside of the 24 month period following a Change of Control, this amount will only be paid if your Eligible Termination occurs in the final six months of the Company’s fiscal year.
(c)	Severance Pay. You will receive severance pay as follows:
(1)	For an Eligible Termination: 100% of your annual base salary and 100% of your annual target cash incentive bonus. The applicable percentages shall be 200% for the Chief Executive Officer.
(2)	For an Eligible Termination within 24 months following a Change of Control: 200% of your annual base salary and 200% of your annual target incentive bonus. The applicable percentages shall be 300% for the Chief Executive Officer.
(3)	Amounts will be paid in substantial equal installment payments over the 12 month period (or 24 month period in the case of the Chief

Executive Officer) starting on the first pay period following sixty days after the Eligible Termination, subject to 3(g) below.
(d)	Continued Group Health Plan Coverage. Subject to your timely election of continuation of coverage under COBRA, you will receive reimbursement or payment of the excess of (x) the monthly cost of health benefits of the type applicable to you (including your covered dependents) under COBRA as of immediately prior to the Eligible Termination over (y) the portion of the monthly premium for such coverage that would be paid by an active employee (determined as of immediately prior to the Eligible Termination) for a period ending on the earliest of (i) the end of your COBRA period, which shall be equal to the number of months of base salary covered by your salary severance pay, (ii) your becoming eligible for other employer-sponsored group health benefits or Medicare, (iii) the expiration of your rights under COBRA and (iv) the termination of your severance payments under this Plan; provided however that these benefits will continue for no longer than the 18-month period immediately following the date of your Eligible Termination. Notwithstanding the foregoing, the foregoing benefit can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of the COBRA subsidy if the COBRA subsidy is found to be discriminatory pursuant to applicable guidance.
(e)	Coordination of Severance Pay with Various Benefits. The amount of severance pay payable will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits the Company pays or is required to pay to you through insurance or otherwise under any plan or contract of the Company under any federal or state law.
i.	The Company will withhold from severance pay any amount required to be withheld pursuant to applicable federal, state or local law.
ii.	If the Company incurs any Worker Adjustment and Retraining Notification Act (or similar state laws) liability affecting your termination, the amount of severance pay otherwise payable to you under this Plan will be reduced by the Company’s legally-required payments and benefits provided to you.
(f)	Excess Parachute Payments. If you are a disqualified individual (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”)), and all or a portion of the severance pay and benefits to be provided to you hereunder in connection with a Change in Control, when combined with all other amounts payable to you, constitutes an excess parachute payment (as defined in Code Section 280G) that would be subject to the excise tax imposed by Code Section 4999, then the amount of severance pay and benefits provided under Section 3.2 will be equal to the “Reduced Amount”, which will be the larger of the amounts described in subsections (i) and (ii) below, with such comparison determined after taking into account all applicable federal, state and local employment and income taxes, all computed at the highest marginal rate:
i.	Reduction to Avoid Code Section 4999 Excise Tax. The largest value of the severance pay and benefits that can be paid to you with no portion of such severance pay and benefits being subject to the excise tax imposed by Code Section 4999. To reduce the total amount of severance pay and benefits payable under Section 3.2 to arrive at this reduced value, (i) first, the amount of severance pay payable under Section 3.2(c) will be reduced; then (ii) if the total amount of such severance pay is eliminated, the amount payable under Section 3.2(b) will be reduced; and then (iii) if such amount is eliminated, the value of the group health benefits paid by the Company will be reduced (in inverse order starting with the payment for the period of coverage); and
ii.	Reduction by Code Section 4999 Excise Tax. The remaining value of the severance pay and benefits after such value is reduced by the amount of the Code Section 4999 excise tax applicable to the value of the severance pay and benefits.
(g)	Timing of Payments. Except as provided in Section 3.2(c), the amounts due under this Agreement will be paid to you based on the Company’s standard payroll practices, which in the case of annual incentive bonuses based on actual performance, shall be payable at the same time as payments are made to current incentive plan participants following Committee certification of performance. However, amounts payable to you following a Change of Control will be paid to you in a lump sum within thirty days following the Change of Control.

The Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and you.

4.GENERAL RELEASE.  As a condition to your receiving any severance pay and benefits (as described above), you must sign and not revoke a written release agreement (“Release”) containing any terms specified by the Company for (i) your release of the Company, its affiliates, and their representatives from all claims arising from your employment or termination of employment; (ii) to the extent applicable, your non-revocation of the Release during the 7-day period applicable to age-based claims; and (iii) to the extent required by the Committee, your promise to comply with specified restrictive covenant provisions. The Plan Administrator may terminate your eligibility for severance pay and benefits if you fail to sign, or follow the terms of, your Release or if you revoke your Release. You must sign the Release within the time period specified by the Plan Administrator in order to be eligible for any pay or benefits under this Plan, but in no event later than the 45th day following your separation from service and your receipt of the Release, after which date your severance pay and benefits will be forfeited. Notwithstanding the terms of Section 3.3 or 3.4, in no event will any severance pay or benefits be paid or provided to you or on your behalf until after you have signed your Release and your revocation period has ended.
5.SECTION 409A COMPLIANCE.  This Plan is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to you under this Plan upon your separation from service of amounts classified as nonqualified deferred compensation for purposes of Code Section 409A, and not exempt from Code Section 409A, will in no event be made or commence until 6 months after your separation from service. Any reference to a payment being exempt (or not exempt) from Code Section 409A refers to any applicable exemption available under Section 409A, including, without limitation, the short-term deferral rule and severance pay exemption as provided in Code Section 409A and the Treasury Regulations. Each payment under this Agreement (whether of cash, property or benefits) will be treated as a separate payment for purposes of Code Section 409A. Where this Agreement provides that a payment will be made upon a specified date or during specified period, such date or period, as required by Code Section 409A shall in no way to detract from or excuse the payment deadlines set forth in this Plan. To the extent that any payments made pursuant to this Agreement are reimbursements exempt from Code Section 409A, the amount of such payments during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such payments shall not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Plan, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.

Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting Section 409A deferred compensation would become payable in a lump sum under the Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “409A Change in Control”). The portion of any payment benefit which constitutes Section 409A deferred compensation and which would otherwise be payable in a lump sum pursuant to Section 3.2(f) hereof upon a Change in Control that does not qualify as a 409A Change in Control shall be paid based upon the time and form of payment set forth in Section 3.2 hereof.

6.RESTRICTIVE COVENANTS.  As a condition of receiving severance pay under this Agreement, you shall not:
(a)	disclose any of Valmont’s Confidential Information except as expressly authorized in writing by Valmont or as may be required by applicable law or a valid court order. “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, customer information, product information, technical data, trade secrets or know-how, and all other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information does not include any of the foregoing information that is or becomes publicly known through no wrongful act or omission by you or by others who were under confidentiality obligations as to the disclosed information;
(b)	during the twelve (12) months following the termination of your employment for any reason, directly or indirectly, solicit, contact (including but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with customers or dealers or sales agents of Valmont, its affiliates or subsidiaries, with whom you had contact during your employment, for the purpose of obtaining business from such customers or dealers or sales agents in competition with Valmont;
(c)	during the twelve (12) months following the termination of your employment for any reason, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the business(es) of Valmont, its affiliates or subsidiaries to join another firm or business with which you have become affiliated; or

(d)	In the event of a breach of any of the covenants above, you hereby consent and agree that Valmont shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief, including reduction of severance pay under Section 3.2.
(e)	The foregoing provisions shall not prohibit you from reporting possible violations of federal law or making disclosures that are protected under the whistleblower provisions of federal law.
7.ADMINISTRATION
a.Interpretation. The Committee has the exclusive authority and discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term and duration of benefits. Any variation in the amount, term or duration of an individual's severance pay from the amount, term or duration described in the guidelines above will affect only the individual(s) whom the variation applies. The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.
b.Rights. This Plan does not create any vested rights in any individual. In addition, this Plan does not affect the right of the Company conduct its business affairs, including laying off or terminating the employment of any employee.
c.Governing Law.  This Plan shall be governed by, and interpreted under the laws of, the State of Nebraska.
d.Amendment and Termination. The Committee reserves the right to amend or terminate (in whole or in part) this Plan at any time; provided, any amendment reducing benefits becomes effective six months after the action of the Committee. Notwithstanding the foregoing, during the 24 month period following a Change of Control, the Company and the Plan Administrator may not, without a participant’s written consent, amend or terminate the Plan in any way, or take any other action, that (i) prevents that Participant from becoming eligible for severance benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the severance benefits payable during the 24 month period following a Change of Control, or potentially payable, to a Participant under the Plan.